Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 13 Month Autocallable Contingent Coupon Securities Linked to NVDA Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: NVIDIA Corporation (ticker: “NVDA”) Underlying: December 19, 2025 Pricing date: Monthly Valuation dates: January 22, 2027 Maturity date: At least 11.63% per annum*, paid monthly only if the closing value of the underlying is greater than or equal to the coupon barrier value on the related valuation date. You are not assured of receiving any contingent coupon. If the closing value on one or more valuation dates is less than its coupon barrier value and, on a subsequent valuation date, the closing value of the underlying on that subsequent valuation date is greater than or equal to its coupon barrier value, your contingent coupon payment for that subsequent valuation date will include all previously unpaid contingent coupon payments Contingent coupon: 75.00% of the initial underlying value Coupon barrier value: 75.00% of the initial underlying value Final buffer value: 25.00% Buffer percentage: If on any autocall date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related contingent coupon Automatic early redemption: Monthly on valuation dates beginning after six months Autocall dates: 17331B3U1 / US17331B3U18 CUSIP / ISIN: The closing value on the pricing date Initial underlying value: The closing value on the final valuation date Final underlying value: (Current closing value - initial underlying value) / initial underlying value Underlying return: • If the final underlying value is greater than or equal to the final buffer value: $1,000 • If the final underlying value is less than the final buffer value: $1,000 + [$1,000 п (the underlying return + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity (if not autocalled): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated December 9, 2025 Preliminary pricing supplement: * The actual contingent coupon rate will be determined on the pricing date. ** The hypotheticals assume that the contingent coupon will be set at the lowest value indicated in this offering summary. *** Assumes the interim valuation date is also an autocall date. **** Plus any previously paid contingent coupon payments. Hypothetical Interim Payment per Security ** Hypothetical Underlying Return on Interim Valuation Date Hypothetical Payment for Interim Valuation Date Hypothetical Redemption *** 100.00% 50.00% 25.00% 0.00% $1,009.692 **** $1,009.692 **** $1,009.692 **** $1,009.692 **** Red e e m e d Red e e m e d Red e e m e d Red e e m e d - 0.01% - 25. 0 0% $9.692 **** $9.692 **** Securities not redeemed Securities not redeemed Final Valuation Date 100.00% 50.00% 25.00% 0.00% - 25.00% - 25.01% - 50.00% - 75.00% - 100.00% #101474987v2 - 25.01% - 50.00% - 75.00% - 100 . 00% $0.00 $0.00 $0.00 $0.00 Securities not redeemed Securities not redeemed Securities not redeemed Securities not redeemed Hypothetical Payment at Maturity per Security Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any. Hypothetical Underlying Return on

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. #101474987v2 Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • You will not receive any contingent coupon following any valuation date on which the closing value of the underlying on that valuation date is less than the coupon barrier value. You will only receive a contingent coupon payment that has not been paid on a subsequent contingent coupon payment date if and only if the closing value of the underlying on the related valuation date is greater than or equal to the coupon barrier value. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the underlying performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlying. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The issuer and its affiliates may have conflicts of interest with you . • The U . S . federal tax consequences of an investment in the securities are unclear . Th e a bo v e su m m a r y of s e l e c t ed r i s k s d oes n ot d es c r i be a l l of t he r i s k s a s so c i a ted w i th a n i nv e st m ent i n t h e secu r i t i es. You s h o u l d r e a d t h e a cc o m p an y i ng p r e l i m i na r y p r i c i ng s u p pl e m e nt and p r odu c t s u p p l e m e n t fo r a m o r e c o m p l e t e d e s c r i p t i on o f r i s k s r e l a t i n g to t h e secu r i t i e s . Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.